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Exhibit 15

To: Southern Peru Copper Corporation

        We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southern Peru Copper Corporation and subsidiaries for the three and six month periods ended June 30, 2003 as indicated in our report dated July 15, 2003; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement Nos. 333-02736 and 333-40293 on Forms S-8.

        We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

PRICEWATERHOUSECOOPERS

Mexico, D.F.,
August 14, 2003

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  Exhibit 15